Exhibit 4.7

Execution Copy

(1) JINGLONG GROUP CO., LTD.

(2) EXPRESS POWER INVESTMENTS LIMITED

(3) MARLINS FAME LIMITED

(4) IMPROVE FOREVER INVESTMENTS LIMITED

(5) GIANT FORTUNE DEVELOPMENT LIMITED

(6) SUPER SHINE INTERNATIONAL LIMITED

(7) SI FAB INTERNATIONAL, LTD.

(8) FRESHEARN INVESTMENTS LIMITED

(9) MITSUBISHI CORPORATION

(10) LEEWAY ASIA L.P.

(11) JA DEVELOPMENT CO., LTD.

AND

(12) JA SOLAR HOLDINGS CO., LTD.

SALE AND PURCHASE AGREEMENT

IN RELATION TO THE ENTIRE ISSUED SHARE CAPITAL OF

JA DEVELOPMENT CO., LTD.

DATED AS OF AUGUST 30, 2006

SCHEDULE 1	PARTICULARS OF THE BVI COMPANY

SCHEDULE 2	THE WARRANTIES

SCHEDULE 3	FORM OF THE SOLE SHAREHOLDER’ RESOLUTION OF JA SOLAR HOLDINGS CO., LTD.

SCHEDULE 4	FORM OF BOARD RESOLUTIONS OF JA SOLAR HOLDINGS CO., LTD.

SCHEDULE 5	FORM OF AMENDED AND RESTATED MEMORANDUM AND ARTICLES OF ASSOCIATION OF JA SOLAR HOLDINGS CO., LTD.

SCHEDULE 6	FORM OF BOARD RESOLUTIONS OF JA DEVELOPMENT CO., LTD.

THIS AGREEMENT IS MADE THIS 30 DAY OF AUGUST, 2006

AMONG

(1)	JINGLONG GROUP CO., LTD. of Romasco Place, Wickhams Cay 1, P.O. Box 3140, Road Town, Tortola, British Virgin Islands (“JINGLONG GROUP”);

(2)	EXPRESS POWER INVESTMENTS LIMITED of 49 Combles Pde. Matraville NSW 2036, New South Wales, Australia (“EXPRESS POWER”);

(3)	MARLINS FAME LIMITED of Room 2602, No. 11, Lane 1515 Zhang Yang Road, Shanghai 200135, China (“MARLINS”);

(4)	IMPROVE FOREVER INVESTMENTS LIMITED of Suite 402, No. 21 Lane 519, Laohumin Road, Shanghai 200135, China (“IMPROVE”);

(5)	GIANT FORTUNE DEVELOPMENT LIMITED of Flat D, 12th Floor 22 Robinson Road, Mid-Level, Hong Kong (“GIANT FORTUNE”);

(6)	SUPER SHINE INTERNATIONAL LIMITED of 411, 4th Floor World Commerce Centre, Harbour City, 11 Canton Road, Tsim Sha Tsui, Kowloon, Hong Kong (“SUPER SHINE”);

(7)	SI FAB INTERNATIONAL, LTD. of 79 Palne Street, Maroubra, 2035 New South Wales, Australia (“SI FAB”);

(8)	FRESHEARN INVESTMENTS LIMITED of Room 1605, No. 343 HuaiHai Xi Road, Shanghai, 200030, China (“FRESHEARN”);

(9)	MITSUBISHI CORPORATION of 3-1, Marunouchi 2-Chome Chiyoda-Ku, Tokyo 100-8086, Japan (“MITSUBISHI”);

(10)	LEEWAY ASIA L.P. of PO Box 908 GT, George Town, Grand Cayman, Cayman Islands (“LEEWAY”);

(together known as the “VENDORS” or individually the “VENDOR”)

(11)	JA DEVELOPMENT CO., LTD. of Romasco Place, Wickhams Cay 1, P.O. Box 3140, Road Town, Tortola, British Virgin Islands, of which brief particulars are set forth in Part A of Schedule 1 (the “BVI COMPANY”)

and

(12)	JA SOLAR HOLDINGS CO., LTD. (the “PURCHASER”).

PRELIMINARY

(A)	WHEREAS, the Vendors together are the registered owners of the entire issued share capital of the BVI Company.

(B)	WHEREAS, in preparation for a proposed initial public offering and concurrent listing on the NYSE or Nasdaq National Market, the BVI Company intends to reorganize such that the BVI Company becomes a wholly owned subsidiary of the Purchaser by virtue of the existing shareholders (or their respective nominees) of the BVI Company selling all of their shares of the BVI Company to the Purchaser in exchange for the same proportional equity interests in the Purchaser as their proportional shareholdings in the BVI Company (the “SHARE SWAP”).

(C)	WHEREAS, subsequent to the Share Swap, the ordinary shares of the Purchaser or the American Depositary Shares representing the ordinary Shares will be listed on the NYSE or Nasdaq National Market.

(D)	WHEREAS, the Vendors, who constitute all of the existing shareholders (or their respective nominees) of the BVI Company, and the Purchaser have agreed to a sale and purchase of the Sale Shares (as hereafter defined) on the following terms and conditions.

IT IS AGREED AS FOLLOWS:

1. INTERPRETATION

1.1 In this Agreement, unless the context otherwise requires, the following expressions shall have the respective meanings set opposite thereto:

“COMPLETION” means the completion of the sale and purchase of the Sale Shares in accordance with the provisions of this Agreement;

“COMPLETION DATE” means the date on which Completion takes place;

“CONSIDERATION” means the consideration for the acquisition of the Sale Shares as described in Clause 3;

“CONSIDERATION SHARES” means an aggregate of (i) 79,990,000 fully paid up, validly issued and non assessable ordinary shares with a par value of US$0.0001 each share in the capital of the Purchaser, of which 43,990,000 ordinary shares, 12,000,000 ordinary shares, 8,000,000 ordinary shares, 4,000,000 ordinary shares, 3,600,000 ordinary shares, 3,600,000 ordinary shares, 2,800,000 ordinary shares, and 2,000,000 ordinary shares are to be issued and allotted to Jinglong Group, Express Power, Marlins, Improve, Giant Fortune, Super Shine, Si Fab and Freshearn, respectively and (ii) 6,520,000 fully paid up, validly issued and nonassessable Series A Preference Shares with a par value of US$0.0001 each share in the capital of the Purchaser of which 1,864,000 Series A Preference Shares and 4,656,000 Series A Preference Shares are to be issued and allotted to Mitsubishi and Leeway, respectively;

“HONG KONG” means the Hong Kong Special Administrative Region of the PRC;

“PRC” means the People’s Republic of China;

“SALE SHARES” means an aggregate of (i) 10,000 fully paid up, validly issued and nonassessable ordinary shares without par value in the capital of the BVI Company of which 5,500 ordinary shares, 1,500 ordinary shares, 1,000 ordinary shares, 500 ordinary shares, 450 ordinary shares, 450 ordinary shares, 350 ordinary shares and 250 ordinary shares are to be sold by Jinglong Group, Express Power, Marlins, Improve, Giant Fortune, Super Shine, Si Fab and Freshearn, respectively and (ii) 815 fully paid up, validly issued and nonassessable Series A Preference Shares without par value in the capital of the BVI Company of which 233 Series A Preference Shares and 582 Series A Preference Shares are to be sold by Mitsubishi and Leeway, respectively;

“SECURITIES AND EXCHANGE COMMISSION” means the United States Securities and Exchange Commission; and

“US$” means United States dollars.

1.2 Any reference to a Clause, sub-clause or Schedule (other than to a Schedule to a statutory provision) is a reference to a Clause or a sub-clause or Schedule to this Agreement and the Schedules form part of and are deemed to be incorporated into this Agreement.

1.3 Words denoting the singular number or the masculine shall include the plural or the feminine or neuter and vice versa.

1.4 Any reference to an ordinance, statute, legislation or enactment shall be construed as a reference to such ordinance, statute, legislation or enactment as may be amended or re-enacted from time to time and for the time being in force.

1.5 The headings to the Clauses of this Agreement are for ease of reference only and shall be ignored in interpreting this Agreement.

2. SALE AND PURCHASE OF THE SALE SHARES

Subject to the terms and conditions set forth in this Agreement, each Vendor agrees to sell, assign, transfer and deliver to the Purchaser on the Completion Date, severally, but not jointly, and also consents to other Vendors’ selling, assigning, transferring and delivering to the Purchaser (including waiving any right of first refusal or other restriction thereon), and the Purchaser agrees to purchase from each Vendor on the Completion Date, the number of shares set forth opposite the name of such Vendor under “Owners of the Sale Shares” on Schedule 1, Part A hereto.

3. CONSIDERATION

3.1 The total consideration for the sale by the Vendors of the Sale Shares shall be the allotment and issue by the Purchaser pursuant to the terms of Clause 3.2 to each of the Vendors (or their respective nominees) of such number of Consideration Shares as is set forth next to the name of the respective Vendor (or their respective nominees) in Columns 2 and 3 of Part B of Schedule 1.

3.2 The Consideration Shares shall be allotted and issued as fully paid, validly issued and nonassessable and shall have such rights, preferences and privileges as set forth in the Purchaser’s Amended and Restated Memorandum and Articles of Association in the form attached hereto as Schedule 5.

4. REPRESENTATIONS, WARRANTIES AND UNDERTAKINGS OF THE VENDORS, BVI COMPANY AND PURCHASER

4.1 Each of the Vendors hereby severally represents, warrants and undertakes to the Purchaser that each of the matters set out in Schedule 2, Part A (each of the warranties being hereinafter referred to as a “VENDOR WARRANTY” and together as the “VENDOR WARRANTIES”) (insofar as it relates to the respective Vendor) is true and correct in all respects as of the date of this Agreement and as of the Completion Date and acknowledges that the Purchaser is entering into this Agreement in reliance upon the Vendor Warranties and that the Purchaser shall be entitled to treat the Vendor Warranties as conditions of this Agreement.

4.2 Each of the BVI Company and Purchaser (collectively, the “COMPANY GROUP”) hereby jointly and severally represent, warrant and undertake to each of the Vendors that each of the matters set out in Schedule 2, Part B (each of the warranties being hereinafter referred to as a “COMPANY WARRANTY” and together as the “COMPANY WARRANTIES” and collectively with the Vendor Warranties, the “WARRANTIES”) is true and correct in all respects as of the date of this Agreement and as of the Completion Date and acknowledge that each of the Vendors is entering into this Agreement in reliance upon the Company Warranties and that each of the Vendors shall be entitled to treat the Company Warranties as conditions of this Agreement.

4.3 Each of the Warranties set out in each sub-paragraph of Schedule 2 hereto shall be separate and independent and save as expressly provided shall not be limited by reference to any other sub-paragraph or anything in this Agreement or the Schedules hereto.

4.4 The Purchaser’s rights in respect of each of the Vendor Warranties shall survive Completion and continue in full force and effect notwithstanding Completion.

4.5 Each of the Vendor’s rights in respect of each of the Company Warranties shall survive Completion and continue in full force and effect notwithstanding Completion.

5. COMPLETION

5.1 Subject to the fulfillment or valid waiver of the conditions set forth below in this Clause, completion of the sale and purchase pursuant to Clause 2 of this Agreement shall take place at the offices of Skadden, Arps, Slater, Meagher & Flom LLP, in Beijing, the PRC, or at such place as the parties may agree, as soon as practicable but shall not be later than five days following execution of this Agreement (the “COMPLETION”).

5.2 At the Completion, each of the Vendors shall deliver, to the Purchaser, original share certificates in respect of the Sale Shares owned by them respectively, together with instruments of transfer in favor of the Purchaser in respect of the Sale Shares duly executed by the registered holders thereof (if necessary), and the Purchaser shall deliver, to the Vendors, original share certificates for the Consideration Shares issued by the Purchaser in such share amounts and to such persons as set forth on Schedule 1, Part B hereto.

5.3 Each member of the Company Group shall use its best efforts to comply at all times with PRC law and, further, shall use its best efforts to timely obtain and/or effect all Approvals required thereof by PRC law at any time and from time to time

(including registration with State Administration of Foreign Exchange, if applicable). In addition, each member of the Company Group shall use its best efforts to procure each of the owners or beneficial owners of any equity interest in the Purchaser, whether direct or indirect, to timely obtain all Approvals required by PRC law in relation to such interest in the Purchaser. For the purpose of this Agreement, “Approval” means any consent, approval, authorization, waiver, permit, grant, franchise, concession, agreement, license, exemption or order of, registration, certificate, declaration or filing with, or report or notice required to be secured from any government or any agency, bureau, board, commission, court, department, official, political subdivision, tribunal or other instrumentality of any government (including the government of the PRC and any other relevant jurisdiction).

5.4 At the Completion, the Purchaser shall procure Conyers, Dill and Pearman, Cayman Islands counsel to the Purchaser, to deliver an opinion to each of the Vendors, in form and substance customary for transactions in the nature of the transactions contemplated by this Agreement with respect to (i) the organization and existence of the Purchaser, (ii) the execution, validity and enforceability of this Agreement and the Assumption Agreement, and (iii) the issuance of the Consideration Shares.

5.5 Conditions to Purchaser’s Obligations at the Completion. The obligation of the Purchaser at the Completion is subject to the fulfillment or valid written waiver signed by the Purchaser, on or prior to such Completion, of the following conditions:

Each of the Vendors and/or the BVI Company shall have:

(a) procured the passing of the BVI Company’s board resolutions in the form as set out in Schedule 6 to authorize the transfer of the Sale Shares to the Purchaser;

(b) entered and registered the Purchaser as the shareholder of the Sale Shares on the BVI Company’s register of members and provide Purchaser with a copy of the BVI Company’s share register certified by a director of the BVI Company as true, accurate and complete as of the date of the Completion;

(c) duly executed this Agreement and the Agreement for the Transfer and Assumption of Obligations under the Share Subscription Agreements and the Shareholders Agreement of equal date hereof (the “ASSUMPTION AGREEMENT”);

5.6 Conditions to Vendors’ Obligations at the Completion. The obligations of the Vendors at the Completion are subject to fulfillment or valid written waiver signed by each of the Vendors, on or prior to such Completion, of the following conditions:

The Purchaser shall have:

(a) procured the passing of the shareholder’s resolutions in the form set out in Schedule 3 and board resolutions in Schedule 4 to approve the acquisition of the Sale Shares and authorize the allotment and issue of the Consideration Shares to the Vendors (or their respective nominees) pursuant to the terms of Clause 3.1;

(b) entered and registered the Vendors (or their respective nominees) as shareholders, in such share amounts and to such persons/entities as set forth on Schedule 1, Part B hereto, of the Consideration Shares on the Purchaser’s register of members and provide each Vendor with a copy of the Purchaser’s share register certified by a director of the Purchaser as true, accurate and complete as of the date of the Completion;

(c) duly executed this Agreement and Assumption Agreement; and

(d) procured the adoption of an Amended and Restated Memorandum and Articles of Association in the form attached hereto as Schedule 5 (which shall be duly filed with the Registrar of Companies of the Cayman Islands within five (5) days after the Completion).

6. POST COMPLETION EFFECT

This Agreement shall remain in full force and effect after and notwithstanding Completion in respect of all obligations, agreements, covenants, undertakings, conditions, representations or warranties which have not been done, observed or performed at or prior to Completion and the parties may take action for any breach or non-fulfillment of any of such obligations, agreement, covenants, undertakings, conditions, representations or warranties either before or after Completion (whether or not such breach or non-fulfillment may have been known to or discoverable by the Purchaser prior to Completion) it being agreed that Completion shall not be deemed to constitute a waiver of or operate as an estoppel against any right to take any such action.

7. FURTHER ASSURANCE AND ASSISTANCE

7.1 The Vendors shall do, execute and perform and shall procure to be done, executed and performed all such further acts, deeds, documents and things as the Purchaser may require from time to time effectively to vest the beneficial ownership of the Sale Shares in the Purchaser free from all liens, charges, options, encumbrances or adverse rights or interest of any kind and otherwise to give to the Purchaser the full benefit of this Agreement.

7.2 The Purchaser shall do, execute and perform and to procure to be done, executed and performed all such further acts, deeds, documents and things as the Vendors may require from time to time effectively to vest the beneficial ownership of the Consideration Shares in the Vendors as set forth on Schedule 1, Part B, free from all liens, charges, options, encumbrances or adverse rights or interest of any kind and otherwise to give to the Vendors the full benefit of this Agreement.

7.3 All parties hereto recognize that the Purchaser plans to (i) adopt an equity incentive plan or similar arrangement, in a substantially same form as the stock option plan adopted by the BVI Company on August 21, 2006 (the “BVI Plan”), which will amend, restate, assume and/or replace the BVI Plan, and (ii) assume or exchange all outstanding stock options issued under the BVI Plan for stock options with comparable terms thereunder.

8. DOCUMENTS CONSTITUTING AGREEMENT

This Agreement, the Assumption Agreement and any agreement, document or instrument attached hereto or referred to herein among the parties hereto together constitute the entire agreement and understanding between the parties in connection with the subject matter of this Agreement and supersedes all previous proposals, representations, warranties, agreements or undertakings relating thereto whether oral, written or otherwise and neither party has relied on any such proposals, representations, warranties, agreements or undertakings. In the event of a conflict between the terms and conditions of this Agreement and any previous proposals, representations, warranties, agreements or undertakings, the terms and conditions of this Agreement shall prevail.

9. CONFIDENTIALITY

9.1 Disclosure of Terms. The terms and conditions of this Agreement, the Assumption Agreement, all exhibits and schedules attached hereto and thereto, and the transactions contemplated hereby (collectively, the “SHARE SWAP TERMS”), including their existence, shall be considered confidential information and shall not be disclosed by any party hereto to any third party except in accordance with the provisions set forth below.

9.2 Permitted Disclosures. Notwithstanding the foregoing, any party hereto may disclose any of the Share Swap Terms to its current or bona fide prospective investors, employees, investment bankers, lenders, accountants and attorneys, in each case only on an as-needed basis and where such persons are under appropriate nondisclosure obligations.

9.3 Legally Compelled Disclosure. In the event that any party is requested or becomes legally compelled (including without limitation, pursuant to securities laws and regulations) to disclose the existence of this Agreement, the Assumption Agreement or the content of any of the Share Swap Terms in contravention of the provisions of this Section 9, such party (the “DISCLOSING PARTY”) shall provide the other parties hereto with prompt written notice of that fact and shall consult with the other parties hereto regarding such disclosure. The Disclosing Party shall, to the extent possible and with the cooperation and reasonable efforts of the other parties, seek a protective order, confidential treatment or other appropriate remedy. In such event, the Disclosing Party shall furnish only that portion of the information which is legally required and shall exercise reasonable efforts to obtain reliable assurance that confidential treatment will be accorded such information.

9.4 Other Exceptions. Notwithstanding any other provision of this Section 9, the confidentiality obligations of the parties shall not apply to: (a) disclosure as may be required by the Securities and Exchange Commission or applicable securities law or regulations of the United States of America or requirement of any stock exchange or automated trading system; (b) information which a restricted party learns from a third party having the right to make the disclosure, provided the restricted party complies with any restrictions imposed by the third party; (c) information which is in the restricted party’s possession prior to the time of disclosure by the protected party and not acquired by the restricted party under a confidentiality obligation; or (d) information which enters the public domain without breach of confidentiality by the restricted party.

9.5 Other Information. The provisions of this Section 9 shall survive the termination of this Agreement and shall be in addition to, and not in substitution for, the provisions of any separate nondisclosure agreement executed by any of the parties hereto with respect to the transactions contemplated hereby.

10. NOTICES AND OTHER COMMUNICATIONS

Any and all notices required or permitted under this Agreement shall be given in writing in English and shall be provided by one or more of the following means and shall be deemed to have been duly given (a) if delivered personally, when received, (b) if transmitted by facsimile, on the date of transmission with receipt of a transmittal confirmation, or (c) if by international courier service, on the fourth (4th) Business Day following the date of deposit with such courier service, or such earlier delivery date as may be confirmed in writing to the sender by such courier service.

11. COSTS AND EXPENSES

The parties hereto bear their respective legal and professional fees, costs and expenses incurred in the negotiation, preparation and execution of this Agreement and all documents contemplated hereby.

12. COUNTERPARTS

This Agreement may be executed in counterparts and all counterparts together shall constitute one document.

13. GOVERNING LAW AND DISPUTE RESOLUTION

13.1 Governing Law. This Agreement shall be governed by and construed under the laws of the State of New York, without regard to principles of conflicts of law thereunder.

13.2 Dispute Resolution.

13.2.1	Any dispute, controversy or claim arising out of or relating to this Agreement, or the interpretation, breach, termination or validity hereof, shall be resolved through consultation. Such consultation shall begin immediately after one party hereto has delivered to the other party hereto a written request for such consultation. If within thirty (30) days following the date on which such notice is given the dispute cannot be resolved, the dispute shall be submitted to arbitration upon the request of either party with notice to the other.

13.2.2	The arbitration shall be conducted in Hong Kong under the auspices of the Hong Kong International Arbitration Centre (the “Centre”). There shall be three arbitrators. Each party hereto shall each select one arbitrator within thirty (30) days after giving or receiving the demand for arbitration. Such arbitrators shall be freely selected, and the parties shall not be limited in their selection to any prescribed list. The Chairman of the Centre shall select the third arbitrator, who shall be qualified to practice law in New York. If either party does not appoint an arbitrator who has consented to participate within thirty (30) days after selection of the first arbitrator, the relevant appointment shall be made by the Chairman of the Centre.

13.2.3	The arbitration proceedings shall be conducted in English. The arbitration tribunal shall apply the Arbitration Rules of the Center in effect at the time of the arbitration. However, if such rules are in conflict with the provisions of this Section 13.2, including the provisions concerning the appointment of arbitrators, the provisions of this Section 13.2 shall prevail.

13.2.4	The arbitrators shall decide any dispute submitted by the parties to the arbitration strictly in accordance with the substantive law of New York and shall not apply any other substantive law.

13.2.5	Each party hereto shall cooperate with the other in making full disclosure of and providing complete access to all information and documents requested by the other in connection with such arbitration proceedings, subject only to any confidentiality obligations binding on such party.

13.2.6	The award of the arbitration tribunal shall be final and binding upon the disputing parties, and either party may apply to a court of competent jurisdiction for enforcement of such award.

13.2.7	Either party shall be entitled to seek preliminary injunctive relief, if possible, from any court of competent jurisdiction pending the constitution of the arbitral tribunal.

14. AMENDMENTS

This Agreement may not be amended, modified or supplemented, except in a writing signed by each of the parties hereto.

15. SUCCESSORS AND ASSIGNS

This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

IN WITNESS whereof the parties hereto have executed this Agreement the day and year first above written.

SIGNED by

JINGLONG GROUP CO., LTD.		EXPRESS POWER INVESTMENTS LIMITED

/s/ Jin Baofang		/s/ Dai Ximing
Name:	Jin Baofang	Name:	Dai Ximing
Title:	Sole Director	Title:	Sole Director

MARLINS FAME LIMITED		IMPROVE FOREVER INVESTMENTS LIMITED

/s/ Li Mingyong		/s/ Yang Huaijin
Name:	Li Mingyong	Name:	Yang Huaijin
Title:	President	Title:	Sole Director

GIANT FORTUNE DEVELOPMENT LIMITED		SUPER SHINE INTERNATIONAL LIMITED

/s/ Xu Chen		/s/ Tam Sau Fung
Name:	Xu Chen	Name:	Tam Sau Fung
Title:	Director and Shareholder	Title:	Director and Shareholder

SI FAB INTERNATIONAL, LTD.		FRESHEARN INVESTMENTS LIMITED

/s/ Anton Szpitalak		/s/ Wong Kok Fai
Name:	Anton Szpitalak	Name:	Wong Kok Fai
Title:	Director	Title:	Director

MITSUBISHI CORPORATION		LEEWAY ASIA L.P.

/s/ Yoshimitsu Futai		/s/ Sheldon Liu
Name:	Yoshimitsu Futai	Name:	Sheldon Liu
Title:	General Manager	Title:	Director
Head of Business Creation Dept.

JA DEVELOPMENT CO., LTD.		JA SOLAR HOLDINGS CO., LTD.

/s/ Jin Baofang		/s/ Jin Baofang
Name:	Jin Baofang	Name:	Jin Baofang
Title:	Attorney-in-fact	Title:	Chief Executive Officer

SCHEDULE 1

PART A

PARTICULARS OF THE BVI COMPANY

Name: JA Development Co., Ltd.

Company number: 1037705

Place of Incorporation: British Virgin Islands

Date of Incorporation: 6 July 2006

Registered Office: Romasco Place, Wickhams Cay 1, P.O. Box 3140, Road Town, Tortola, British Virgin Islands

Authorised share capital: US$50,000

Issued shares: 10,000 ordinary shares without par value, and 815 series A preference shares

Owners of the Sale Shares:

VENDOR	TYPE	Number of Shares
JINGLONG GROUP CO., LTD.	ordinary	5,500

EXPRESS POWER INVESTMENTS LIMITED	ordinary	1,500

MARLINS FAME LIMITED	ordinary	1,000

IMPROVE FOREVER INVESTMENTS LIMITED	ordinary	500

GIANT FORTUNE DEVELOPMENT LIMITED	ordinary	450

SUPER SHINE INTERNATIONAL LIMITED	ordinary	450

SI FAB INTERNATIONAL, LTD.	ordinary	350

FRESHEARN INVESTMENTS LIMITED	ordinary	250

MITSUBISHI CORPORATION	Series A Preference	233

LEEWAY ASIA L.P.	Series A Preference	582

Directors: Jin Baofang, Ren Bingyan, Yang Huaijin, Dai Ximing

Principal activity: investment holding

Schedule 1 - 1

PART B

Registered holder	No. of Consideration Shares in ordinary shares to be issued and allotted by the Purchaser	No. of Consideration Shares in Series A Preference Shares to be issued allotted by the Purchaser
JINGLONG GROUP CO., LTD.	43,990,000	—

EXPRESS POWER INVESTMENTS LIMITED	12,000,000	—
MARLINS FAME LIMITED	8,000,000	—
IMPROVE FOREVER INVESTMENTS LIMITED	4,000,000	—
GIANT FORTUNE DEVELOPMENT LIMITED	3,600,000	—
SUPER SHINE INTERNATIONAL LIMITED	3,600,000	—
SI FAB INTERNATIONAL, LTD.	2,800,000	—
FRESHEARN INVESTMENTS LIMITED	2,000,000	—
MITSUBISHI CORPORATION	—	1,864,000
LEEWAY ASIA L.P.	—	4,656,000

Schedule 1 - 2

SCHEDULE 2

THE WARRANTIES

PART A

THE VENDOR WARRANTIES

1. Each of the Vendors is solvent, has full power and authority, and has obtained all necessary consents and approvals, to enter and deliver this agreement, the Assumption Agreement and any other document or agreement contemplated by this Agreement, and to exercise its rights and perform its obligations hereunder and all corporate and other actions required to authorise its execution of this Agreement, the Assumption Agreement and any other document or agreement contemplated by this Agreement and its performance of its obligations hereunder have been duly taken.

2. When executed and delivered by the Vendors, this Agreement will constitute a valid and legally binding obligation of each Vendor, enforceable in accordance with its terms.

3. The execution, delivery and performance of this Agreement by the Vendors does not and shall not:

(a) violate in any respect the laws and documents incorporating and constituting each of the Vendors;

(b) result in the creation or imposition of any encumbrance on any of its assets pursuant to the provisions of any agreement or other undertaking to which any Vendor is a party or which is binding upon it or any of its assets; or

(c) violate any agreement or other undertaking to which each of the Vendors is a party or which is binding upon it or any of its assets.

4. Excluding any restrictions described in the charter documents of the BVI Company, the Share Subscription Agreement dated August 18, 2006 by and among the BVI Company, JingAo Solar Co., Ltd. and Mitsubishi Corporation, the Share Subscription Agreement dated August 9, 2006 and amended August 21, 2006 by and among the BVI Company, JingAo Solar Co., Ltd. and Leeway Asia Ltd. (the “SHARE SUBSCRIPTION AGREEMENTS”) and Shareholders Agreement dated August 21, 2006 by and among JA Development Co., Ltd., JingAo Solar Co., Ltd., Jinglong Group Co., Ltd., Improve Forever Investments Limited, Express Power Investments Limited, Leeway Asia L.P. and Mitsubishi Corporation (the “SHAREHOLDERS AGREEMENT”), or the provisions in respect of the redemption of the Series A Preference Shares of the BVI Company contained in that Company’s Memorandum and Articles of Association, (i) there are no statutory or contractual restrictions on the Vendor’s ability to transfer its Sale Shares pursuant to this Agreement, (ii) there is no option, right to acquire, mortgage, charge, pledge, lien or other form of security or encumbrance on, over or affecting any of such Sale Shares and there is no agreement or commitment to give or create any of the foregoing; and (iii) each of the Vendors is a registered, and valid legal and beneficial owner of the Sale Shares.

Schedule 2 - 1

PART B

THE COMPANY WARRANTIES

1. Each member of the Company Group (to the extent applicable) is duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation. Each member of the Company Group has all requisite corporate power and authority to carry on its business as now conducted and as proposed to be conducted and is duly qualified to transact business and is in good standing in each jurisdiction in which it conducts business and the failure to so qualify would have a material adverse effect on its financial condition, business or properties.

2. Each member of the Company Group is solvent, has full power and authority, and has obtained all necessary consents and approvals, to enter and deliver this Agreement, the Assumption Agreement and any other document or agreement contemplated by this Agreement, and to exercise its rights and perform its obligations hereunder and all corporate and other actions required to authorise its execution of this Agreement, the Assumption Agreement and any other document or agreement contemplated by this Agreement and its performance of its obligations hereunder have been duly taken.

3. When executed and delivered by each member of the Company Group, this Agreement, the Assumption Agreement and any other document or agreement contemplated by this Agreement will constitute a valid and legally binding obligation of each member of the Company Group, enforceable in accordance with its terms.

4. The execution, delivery and performance of this Agreement, the Assumption Agreement and any other document or agreement contemplated by this Agreement by each member of the Company Group does not:

(a) violate in any respect the laws and documents incorporating and constituting each member of the Company Group;

(b) result in the creation or imposition of any encumbrance on any of its assets pursuant to the provisions of any agreement or other undertaking to which any member of the Company Group is a party or which is binding upon it or any of its assets; or

(c) violate any agreement or other undertaking to which any of the Company Group is a party or which is binding upon it or any of its assets.

5. The authorized capital of the Purchaser is and as of the Completion will be US$50,000. The authorized capital of the Purchaser consists, or will consist, immediately prior to the Completion of:

(a) ORDINARY SHARES. (i) 493,480,000 Ordinary Shares with a par value of US$0.0001 each share (the “ORDINARY SHARES”), of which only one is issued and outstanding, and 6,520,000 are reserved for issuance upon conversion of the Series A Preference Shares.

Schedule 2 - 2

(b) PREFERENCE SHARES. 6,520,000 Preference Shares, all of which have been designated Series A Preference Shares with a par value of US$0.0001 each share (the “SERIES A PREFERENCE SHARES”) and none of which are issued and outstanding.

(c) As of the Completion, the issued and outstanding share capital of the Purchaser will be as set forth on Schedule 1, Part B of this Agreement, which lists the name of each holder and the number of shares to be held by such holder.

(d) Upon issuance at the Completion, the Consideration Shares will be duly and validly issued, fully paid, and non-assessable, and will be free of restrictions on transfer other than such restrictions on transfer as may be imposed by the Share Subscription Agreements and Shareholders Agreement. The Ordinary Shares issuable upon conversion of the Series A Preference Shares have been duly and validly reserved for issuance and, upon issuance in accordance with the terms of the Amended and Restated Memorandum and Articles of Association attached hereto as Schedule 5, will be duly and validly issued, fully paid, and non-assessable and will be free of restrictions on transfer other than such restrictions on transfer as may be imposed by the Share Subscription Agreements and Shareholders Agreement

(e) As of the Completion, except as provided in this Agreement, the Assumption Agreement, and any other document or agreement contemplated by this Agreement, including the rights and privileges of the Series A Preference Shares set forth in the Amended and Restated Memorandum and Articles of Association attached hereto as Schedule 5:

(i)	there are no outstanding options, warrants, rights (including conversion or preemptive rights and rights of first refusal), proxy or shareholders agreements or agreements of any kind for the purchase or acquisition from the Purchaser of any of its securities;

(ii)	the Purchaser is not subject to any obligation (contingent or otherwise) to purchase or otherwise acquire or retire any equity interest held by its shareholders or to purchase or otherwise acquire or retire any of its other outstanding securities;

(iii)	there is no option, right to acquire, mortgage, charge, pledge, lien or other form of security or encumbrance on, over or affecting any of the Consideration Shares and there is no agreement or commitment to give or create any of the foregoing.

6. There are no statutory or contractual restrictions on the Purchaser’s ability to issue the Consideration Shares pursuant to this Agreement, the Assumption Agreement and any other document or agreement contemplated by this Agreement.

7. No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any governmental authority or other third party on the part of any member of the Company Group will be required in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby which has not already been secured or effected or will be secured or effected prior to the Completion.

Schedule 2 - 3

8. No action, suit, proceeding, claim, arbitration or investigation has been threatened or instituted against any of the Company Group seeking to enjoin, challenge the validity of, or assert any liability against any of them, on account of any transaction contemplated by this Agreement.

9. The Purchaser is a special purpose vehicle and has no business activities other than (i) the acquisition and holding of the Sale Shares and (ii) such matters as are necessary in the furtherance of an initial public offering of the Purchaser. Except for this Agreement and the Assumption Agreement, the Purchaser has no outstanding liabilities and is not party to any other contract, agreement or undertaking.

11. Except for such agreements as are to be assigned to Purchaser pursuant to the Assumption Agreement and the BVI Plan, BVI Company has no outstanding liabilities and is not a party to any other contract, agreement or undertaking.

12. The Company Group has provided the Vendors with all information that the Company believes is materially necessary to enable the Vendors to decide whether to enter into the transactions contemplated hereunder. None of this Agreement or any other statements or certificates or other materials made or delivered, or to be made or delivered to any of the Vendors in connection herewith or therewith, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements herein or therein not misleading.

13. The BVI Company owns 100% equity interests in JingAo Solar Co., Ltd., a limited liability company incorporated under the laws of the PRC.

Schedule 2 - 4

SCHEDULE 3

THE SOLE SHAREHOLDER’ RESOLUTION OF

JA SOLAR HOLDINGS CO., LTD.

We, being the sole shareholder of JA SOLAR HOLDINGS CO., LTD. (the “Company”) entitled to receive notices of and attend and vote at general meetings of the Company, DO HEREBY ADOPT the following resolutions with immediate effect:

RESOLVED, AS A SPECIAL RESOLUTION, THAT:

1. ADOPTION OF AMENDED AND RESTATED MEMORANDUM AND ARTICLES OF ASSOCIATION.

The existing Memorandum and Articles of Association of the Company be and are hereby replaced in their entirety with an Amended and Restated Memorandum and Articles of Association, attached hereto as Exhibit A.

The Amended and Restated Memorandum and Articles of Association shall be duly filed with the Registrar of Companies of the Cayman Islands within five (5) days after the Completion (as defined in the Sale and Purchase Agreement).

RESOLVED, AS ORDINARY RESOLUTIONS, THAT:

2. SUBDIVISION OF SHARES

Every issued and unissued share of US$1.00 each be and is hereby subdivided into 10,000 shares of US$0.0001 each (“Subdivided Shares”) such that the Company shall have an authorised share capital of US$50,000 divided into 500,000,000 Subdivided Shares and an issued share capital of US$1.00 divided into 10,000 Subdivided Shares.

3. REDESIGNATION OF SHARE CAPITAL

The authorised capital of the Company be redesignated:

(a). from US$50,000 divided into 500,000,000 Subdivided Shares to US$50,000 divided into 493,480,000 Ordinary Shares of a nominal or par value of US$0.0001 each (“Ordinary Shares”) and 6,520,000 Series A Preference Shares of a nominal or par value of US$0.0001 each (“Series A Preference Shares”) with such rights, privileges and restrictions as set out in the Amended and Restated Memorandum and Articles of Association, and

(b). that the 10,000 issued shares of the Company be and is hereby redesignated as 10,000 Ordinary Shares.

4. SALE AND PURCHASE AGREEMENT

The sale and purchase agreement (the “SALE AND PURCHASE AGREEMENT”), attached hereto as Exhibit B, to be entered into between Jinglong Group Co., Ltd., Express Power Investment Limited, Marlins Fame Limited, Improve Forever Investments

Schedule 3 - 1

Limited, Giant Fortune Development Limited, Super Shine International Limited, Si Fab International, Ltd., Freshearn Investment Limited, Mitsubishi Corporation and Leeway Asia L.P. as vendors (the “VENDORS”), and the Company as purchaser, relating to the purchase by the Company of the entire issued share capital in JA Development Co., Ltd. (the “SALE SHARES”), be and is hereby approved.

5. CONSIDERATION

In consideration of the sale by the Vendors of the Sale Shares, the Directors are hereby authorised to allot and issue as fully paid, validly issued and nonassessable, an aggregate of (i) 79,990,000 ordinary shares and (ii) 6,520,000 Series A Preference Shares in the capital of the Company (the “CONSIDERATION SHARES”) to the Vendors (or their respective nominees) in the proportions as set out in Part B of Schedule 1 of the Sale and Purchase Agreement.

6. Stock Option Plan

The Company’s 2006 Stock Incentive Plan attached hereto as Exhibit C, which amends and restates the JA Development Co., Ltd. 2006 Stock Incentive Plan adopted on August 21, 2006, is hereby approved and adopted.

Schedule 3 - 2

/s/ Jin Baofang
Sole Shareholder

DATE:      of August 2006

SCHEDULE 4

WRITTEN RESOLUTIONS OF THE SOLE DIRECTOR OF

JA SOLAR HOLDINGS CO., LTD.

1. DISCLOSURE OF INTERESTS

It is noted that the director declared his interests in the matters referred to herein that would require disclosure in accordance with the articles of association of JA SOLAR HOLDINGS CO., LTD. (the “Company”).

2. SALE AND PURCHASE AGREEMENT

2.1 It was noted that it was proposed that the Company should acquire the entire issued share capital (the “SALE SHARES”) in JA Development Co., Ltd. subject to the terms and conditions of the Sale and Purchase Agreement entered into between Jinglong Group Co., Ltd., Express Power Investments Limited, Marlins Fame Limited, Improve Forever Investments Limited, Giant Fortune Development Limited, Super Shine International Limited, Si Fab International, Ltd, Freshearn Investments Limited, Mitsubishi Corporation and Leeway Asia L.P. as vendors (collectively, the “VENDORS”), and the Company as purchaser, relating to the purchase by the Company of the entire issued share capital in JA Development Co., Ltd. (the “SALE SHARES (the “SALE AND PURCHASE AGREEMENT”).

2.2 It was noted that as part of the Sale and Purchase Agreement, the following share transfers would be undertaken:

(a)	a share transfer (“TRANSFER 1”) in respect of 5,500 ordinary shares of JA Development Co., Ltd. from Jinglong Group Co. Ltd. as the transferor to the Company as the transferee;

(c)	a share transfer (“TRANSFER 2”) in respect of 1,500 ordinary shares of JA Development Co., Ltd. from Express Power Investments Limited as the transferor to the Company as the transferee;

(d)	a share transfer (“TRANSFER 3”) in respect of 1,000 ordinary shares of JA Development Co., Ltd. from Marlins Fame Limited as the transferor to the Company as the transferee;

(e)	a share transfer (“TRANSFER 4”) in respect of 500 ordinary shares of JA Development Co., Ltd. from Improve Forever Investments Limited as the transferor to the Company as the transferee;

(f)	a share transfer (“TRANSFER 5”) in respect of 450 ordinary shares of JA Development Co., Ltd. from Giant Fortune Development Limited as the transferor to the Company as the transferee;

(g)	a share transfer (“TRANSFER 6”) in respect of 450 ordinary shares of JA Development Co., Ltd. from Super Shine International Limited as the transferor to the Company as the transferee;

Schedule 4 - 1

(h)	a share transfer (“TRANSFER 7”) in respect of 350 ordinary shares of JA Development Co., Ltd. from Si Fab International, Ltd. as the transferor to the Company as the transferee;

(i)	a share transfer (“TRANSFER 8”) in respect of 250 ordinary shares of JA Development Co., Ltd. from Freshearn Investments Limited as the transferor to the Company as the transferee;

(j)	a share transfer (“TRANSFER 9”) in respect of 233 Series A Preference Shares of JA Development Co., Ltd. from Mitsubishi Corporation as the transferor to the Company as the transferee; and

(k)	a share transfer (“TRANSFER 10”) in respect of 582 Series A Preference Shares of JA Development Co., Ltd. from Leeway Asia L.P. as the transferor to the Company as the transferee.

2.3 It was noted that, pursuant to the Sale and Purchase Agreement, the Vendors have each undertaken to the Company that they shall deliver to the Company as soon as reasonably practicable following the Completion (as defined therein) and in any event not later than fifteen days after the Completion, the share certificates in respect of all the shares owned by them, respectively, in the share capital of JA Development Co., Ltd. and which are the subject of the Sale and Purchase Agreement.

2.4 It was noted that, pursuant to the Sale and Purchase Agreement, the Company has undertaken to each Vendor to deliver original share certificates for the Consideration Shares issued by the Company in such share amounts and to such persons/entities as set forth on Schedule 1, Part B of the Sale and Purchase Agreement, as soon as reasonably practicable following the Completion (as defined therein) and in any event not later than fifteen days after the Completion (as defined therein).

2.5 It was noted that written resolutions (the “WRITTEN RESOLUTIONS”) of the sole shareholder of the Company had previously been passed approving, among other matters, the adoption of the Amended and Restated Memorandum and Articles of Association and the Sale and Purchase Agreement.

3. AGREEMENT FOR THE TRANSFER AND ASSUMPTION OF OBLIGATIONS

It is also noted that the Company and all parties to the Share Subscription Agreement dated August 18, 2006 by and among JA Development Co., Ltd., JingAo Solar Co., Ltd. and Mitsubishi Corporation, the Share Subscription Agreement dated August 9, 2006 and amended August 21, 2006 by and among JA Development Co., Ltd., JingAo Solar Co., Ltd. and Leeway Asia Ltd. and Shareholders Agreement dated August 21, 2006 by and among JA Development Co., Ltd., JingAo Solar Co., Ltd., Jinglong Group Co., Ltd., Improve Forever Investments Limited, Express Power Investments Limited, Leeway Asia L.P. and Mitsubishi Corporation proposed to enter into an agreement for the transfer and assumption of obligations (“AGREEMENT FOR THE TRANSFER AND ASSUMPTION OF OBLIGATIONS”), pursuant to which JA Development Co., Ltd. will assign all of its rights and obligations under the above share subscription agreements and shareholders agreement to the Company, with the consent of all the other parties thereto. It is noted that the draft Agreement for the Transfer and Assumption of Obligations has been reviewed by the directors and the terms thereof fully discussed.

Schedule 4 - 2

4. RESOLUTIONS

RESOLVED THAT:

(a)	the acquisition of the Sale Shares would be in the best interests and commercial benefit of the Company and such acquisition be and the same is hereby approved;

(b)	the form and substance of the Sale and Purchase Agreement, attached hereto as Exhibit A, be and is hereby approved;

(c)	any one Director of the Company (a “DIRECTOR”) be and is hereby authorised to sign for and on behalf of the Company the Sale and Purchase Agreement and the share transfer forms (if necessary) for Transfers 1 through 10;

(d)	any one Director be and is hereby authorised to sign any further documents incidental or ancillary to or in connection with each of the documents referred to above, and such further documents as he considers necessary, desirable or incidental to transactions contemplated by the Sale and Purchase Agreement;

(e)	any Director be and is hereby authorised to allot and the Company issue as fully paid, validly issued and nonassessable, an aggregate of 79,990,000 ordinary shares and 6,520,000 Series A Preference Shares in the capital of the Company (the “CONSIDERATION SHARES”) to the Vendors (and their respective nominees) in such proportions as set out in Part B of Schedule 1 of the Sale and Purchase Agreement and the allottees be entered in the Company’s register of members as the holders of the said Consideration Shares;

(f)	any one Director or officer of the Company be and is hereby authorized to issue share certificates evidencing the issue and allotment of the Consideration Shares as disclosed above and to sign and affix the Company common seal onto the said share certificate;

(g)	the form and substance of the Agreement for the Transfer and Assumption of Obligations, attached hereto as Exhibit B, be and is hereby approved;

(h)	any one Director be and is hereby authorised to sign for and on behalf of the Company the Agreement for the Transfer and Assumption of Obligations;

(i)	any one Director and Mr. Liu Jinlin be and is hereby authorised to sign any further documents incidental or ancillary to or in connection with each of the documents referred to above, and such further documents as he considers necessary, desirable or incidental to transactions contemplated by the Agreement for the Transfer and Assumption of Obligations;

Schedule 4 - 3

(j)	Upon receipt of the letters of acceptance from Ren Bingyan, Yang Huaijin, and Dai Ximing, each of them shall be appointed as directors of the Company.

(k)	any one Director and Mr. Liu Jinlin be and is hereby authorised to approve any amendments to each of the documents referred to in this paragraph 4, such approval being conclusively evidenced by his signature on the relevant documents.

(l)	The Company’s 2006 Stock Incentive Plan attached hereto as Exhibit C, which amends and restates the JA Development Co., Ltd. 2006 Stock Incentive Plan adopted on August 21, 2006, is hereby approved and adopted.

Schedule 4 - 4

/s/ Jin Baofang
Name:	Jin Baofang
Title:	Director
Date:

SCHEDULE 5

FORM OF AMENDED AND RESTATED MEMORANDUM AND ARTICLES OF

ASSOCIATION OF JA SOLAR HOLDINGS CO., LTD.

Filed as Exhibit 3.2 to Form F-1.

Schedule 5 - 1

SCHEDULE 6

BOARD RESOLUTIONS OF JA DEVELOPMENT CO., LTD.

WRITTEN RESOLUTIONS OF ALL THE DIRECTORS OF THE COMPANY DATED 30 AUGUST 2006.

We, the undersigned, being all the directors of the Company HEREBY RESOLVE AS FOLLOWS:

1. DISCLOSURE OF INTERESTS

It is noted that the directors declared their interests in the matters referred to herein that would require disclosure in accordance with the articles of association of the Company.

2. TRANSACTION DOCUMENTS

It is noted that the Company proposed to enter into a sale and purchase agreement (the “SALE AND PURCHASE AGREEMENT”), pursuant to which the vendors of shares of the Company named therein shall transfer their shares in the Company to JA Solar Holdings Co., Ltd. (“JA Solar”) in exchange for shares in JA Solar to be issued to them by JA Solar. It is noted that the draft Sale and Purchase Agreement, attached hereto as Exhibit A, has been reviewed by the directors and the terms thereof fully discussed.

It is also noted that JA Solar and all parties to the Share Subscription Agreement dated August 18, 2006 by and among JA Development Co., Ltd., JingAo Solar Co., Ltd. and Mitsubishi Corporation, the Share Subscription Agreement dated August 9, 2006 and amended August 21, 2006 by and among JA Development Co., Ltd., JingAo Solar Co., Ltd. and Leeway Asia Ltd. and Shareholders Agreement dated August 21, 2006 by and among JA Development Co., Ltd., JingAo Solar Co., Ltd., Jinglong Group Co., Ltd., Improve Forever Investments Limited, Express Power Investments Limited, Leeway Asia L.P. and Mitsubishi Corporation proposed to enter into an agreement for the transfer and assumption of obligations (“AGREEMENT FOR THE TRANSFER AND ASSUMPTION OF OBLIGATIONS”), pursuant to which, (a) the Company will assign all of its rights and obligations under the above said share subscription agreements and shareholders agreements to JA Solar, jointly and severally, with the consent of all the other parties thereto. It is noted that the draft Agreement for the Transfer and Assumption of Obligations, attached hereto as Exhibit B, has been reviewed by the directors and the terms thereof fully discussed.

The Agreement for the Transfer and Assumption of Obligations and the Sale and Purchase Agreement are herein collectively referred to as the “AGREEMENTS”.

3. RESOLUTIONS

IT IS UNANIMOUSLY RESOLVED:

(i)	THAT the transfer of the Sale Shares would be in the best interests and commercial benefit of the Company and such transfer be and the same is hereby approved.

(ii)	THAT the Agreements be and are hereby approved.

Schedule 6 - 1

(iii)	THAT any Director of the Company be and is hereby authorized to give, make, sign, execute (under hand, seal or as a deed) and deliver the Agreements and all such deeds, agreements, letters, notices, certificates, acknowledgements, receipts, authorizations, instructions, releases, waivers, proxies, appointments of agents for service of process and other documents (whether of a like nature or not) (“ANCILLARY DOCUMENTS”) as may in the sole opinion and absolute discretion of any Director be considered necessary or desirable for the purpose of compliance with any condition precedent or the coming into effect of or otherwise giving effect to, consummating or completing or procuring the performance and completion of all or any of the transactions contemplated by or referred to in any of the Agreements and to do all other such acts and things as might in the sole opinion and absolute discretion of any Director be necessary or desirable for the purposes aforesaid.

(iv)	THAT the Ancillary Documents be in such form as any Director of the Company shall in his absolute discretion and sole opinion approve, the signature of any such person on any of the Ancillary Documents being due evidence for all purposes of his approval of the terms thereof on behalf of the Company.

(v)	THAT the Agreements and Ancillary Documents (where required to be executed as deeds, under seal or as agreements under hand by the Company) be executed by the signature thereon of any Director of the Company or in such other manner as is permitted by the Articles of Association of the Company.

(vi)	THAT all the Agreements and Ancillary Documents be valid, conclusive, binding on and enforceable against the Company when executed and delivered in manner aforesaid.

(vii)	THAT each of the directors of the Company are hereby authorized and directed to take any and all other actions and to execute any other documents that they deem necessary or appropriate to carry out the intent of the foregoing resolutions, and all prior actions taken in connection therewith are hereby confirmed, ratified and approved.

(viii)	THAT in accordance with the above resolutions the register of members of the Company be updated to enter the names of the JA Solar therein and a share certificate or certificates in respect of 10,000 ordinary shares and 815 Series A Preference Shares be issued to JA Solar and to sign and affix the common seal of the Company onto the certificate.

Schedule 6 - 2

/s/ Jin Baofang		/s/ Ren Bingyan
Name:	Jin Baofang	Name:	Ren Bingyan
Title:	Director	Title:	Director
Date:		Date:

/s/ Yang Huaijin		/s/ Dai Ximing
Name:	Yang Huaijin	Name:	Dai Ximing
Title:	Director	Title:	Director
Date:		Date: